UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Sport Chalet, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: _________________________________
(2)	Aggregate number of securities to which transaction applies: _________________________________
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________________________

(4)	Proposed maximum aggregate value of transaction: _________________________________
(5)	Total fee paid: _________________________________

[ ]	Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: _________________________________
(2)	Form, Schedule or Registration Statement No.: _________________________________
(3)	Filing Party: _________________________________
(4)	Date Filed: _________________________________

On June 30, 2010, Sport Chalet, Inc. (the "Company") filed a definitive proxy statement (the "Definitive Proxy Statement") with the Securities and Exchange Commission for use at its annual meeting of stockholders to be held on August 3, 2010 (the “Meeting”). The Definitive Proxy Statement contains a proposal asking the stockholders of the Company to elect seven persons to the Board of Directors (the “Board”), each to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  One of the directors (the "Class A Director") will be elected by the holders of the Class A Common Stock voting as a separate class, and the other directors will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class.  The Board has nominated John R. Attwood, Rachel C. Glaser, Craig L. Levra, Donald J. Howard, Eric S. Olberz, Randall G. Scoville and Kevin J. Ventrudo for election as directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

In connection with the election of seven persons to the Board, the Company is filing with this Schedule 14A:

(1)	a press release issued on June 30, 2010 announcing, among other things, the 2010 annual meeting of stockholders.

Item 12.  Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release dated June 30, 2010 announcing the 2010 annual meeting of stockholders.